Exhibit 99.1
Contacts: Rob Stewart
Investor Relations
FOR RELEASE	Tel (949) 480-8300
July 23, 2009	Fax (949) 480-8301

ACACIA RESEARCH REPORTS SECOND QUARTER 2009
FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – July 23, 2009 – Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three months ended June 30, 2009.

“Acacia Research consolidated revenues for the second quarter of 2009 were $15,031,000, an increase of 111%, compared to $7,116,000 in the year ago period. Cash and investments increased during the quarter by $5,245,000 to $59,246,000,” commented Acacia Research Chairman and CEO, Paul Ryan.

“Acacia Research trailing 12-month revenues set a new record at $59,744,000, an increase of 58%, compared to $37,711,000 at the end of the second quarter of 2008.  Acacia's revenues of $45,948,000 over the past three quarters also set a new record for a nine-month period.”

“Acacia Research reported a net loss of $2,648,000, or $.09 per share, including non-cash patent amortization and non-cash stock compensation charges totaling $3,241,000.  In the second quarter, Acacia generated revenues from 21 new licensing agreements, covering 16 different technologies, including initial revenues from one new licensing program.  With two new licensing programs generating initial revenues since the end of the quarter, Acacia has now generated revenues from 55 different technologies.  During the quarter, Acacia acquired control of 8 new patent portfolios for future licensing and controls over 100 patent portfolios.”

“We currently have the largest number of licensing opportunities in our history and our track record of licensing success is generating new partnering opportunities with technology companies, universities, and research centers wanting us to partner with them and take over the licensing of their patented technologies,” concluded Mr. Ryan.

Acacia Research Corporation Consolidated Financial Results

For the Three Months Ended June 30, 2009 and 2008

License fee revenues for the second quarter of 2009 were $15,031,000, as compared to $7,116,000 in the second quarter of 2008.  Revenues for the second quarter of 2009 included license fees from 21 new licensing agreements covering 16 of our technology licensing programs, including initial license fee revenues for our Database Access technology.  License fee revenues in the second quarter of 2009 also included fees from the licensing of our DMT® technology, Telematics technology, Pop-up Internet Advertising technology,  Audio Communications Fraud Detection technology, Picture Archiving & Communication Systems technology, Projector technology, Rule Based Monitoring technology, eCommerce Pricing technology, Medical Image Stabilization technology, Audio Video Enhancement & Synchronization technology, Image Resolution Enhancement technology, Encrypted Media & Playback Devices technology, Heated Surgical Blades technology, Credit Card Fraud Protection technology and High Quality Image Processing technology.  To date, on a consolidated basis, our operating subsidiaries have generated revenues from 55 technology licensing programs.

Trailing twelve-month revenues totaled $59.7 million as of June 30, 2009, as compared to $51.8 million as of March 31, 2009, $48.2 million as of December 31, 2008, $42.0 million at September 30, 2008, and $37.7 million as of June 30, 2008.

Acacia Research Corporation reported a second quarter 2009 net loss of $2,648,000, compared to a net loss of $5,041,000 in the second quarter of 2008.  Results from operations for the second quarter of 2009 included non-cash charges totaling $3,241,000, comprised of non-cash stock compensation charges of $2,181,000 and non-cash patent amortization charges of $1,060,000.  Results from operations for the second quarter of 2008 included non-cash charges of $3,182,000, comprised of non-cash stock compensation charges of $1,938,000 and non-cash patent amortization charges of $1,244,000.

Marketing, general and administrative expenses for the second quarter of 2009 increased to $6,195,000 (including non-cash stock compensation charges of $2,181,000) from $5,511,000 (including non-cash stock compensation charges of $1,938,000) in the comparable 2008 period, primarily due to an increase in business development related research and consulting expenses and an increase in noncash stock compensation charges resulting from the issuance of restricted stock incentive awards to new and existing employees subsequent to the end of the second quarter of 2008, in accordance with our customary incentive compensation practices.

Inventor royalties expenses for the second quarter of 2009 and 2008 were $2,352,000 and $2,177,000, respectively.  Contingent legal fees expenses for the second quarter of 2009 and 2008 were $3,257,000 and $1,928,000, respectively.  In addition, net income attributable to noncontrolling interests in operating subsidiaries, representing the portion of net proceeds from the licensing and enforcement activities of a majority-owned operating subsidiary that are distributable to the operating subsidiary’s noncontrolling interest holders pursuant to the underlying operating agreement, totaled $2,121,000 in the second quarter of 2009.  The economic terms of the inventor agreements, operating agreements and contingent legal fee arrangements, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries.  As such, inventor royalties, other payments to patent owners and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.

In the aggregate, inventor royalties and noncontrolling interests in operating subsidiaries increased 105% during the second quarter of 2009, as compared to the second quarter of 2008, consistent with the 111% increase in license fee revenues for the same periods.  Contingent legal fees expenses increased 69% for the same periods, due to certain patent portfolios with lower contingent fee rates generating revenues during the second quarter of 2009, as compared to the patent portfolios generating revenues in the comparable 2008 period.

Patent-related legal expenses for the second quarter of 2009 were $2,084,000, as compared to $1,014,000 in the second quarter of 2008.  Patent-related legal expenses include patent-related prosecution and enforcement costs incurred by outside patent attorneys engaged on an hourly basis and the out-of-pocket expenses incurred by law firms engaged on a contingent fee basis.  Patent-related legal expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period.  The increase in patent-related legal expenses is due to expenses incurred in connection with new licensing and enforcement programs commenced since the end of the prior year period, and an increase in legal expenses related to certain of our ongoing licensing and enforcement actions that are further along in the litigation process.

Patent-related research, consulting and other expenses for the second quarter of 2009 were $618,000, as compared to $495,000 in the second quarter of 2008.  Research, consulting and other expenses include third-party patent related research, development, consulting, licensing and enforcement and patent maintenance costs incurred in connection with the development, licensing and enforcement and maintenance of patent portfolios.  These costs fluctuate period to period based on patent licensing and enforcement activities in each period.  The increase in patent-related research, consulting and other expenses is due to expenses incurred in connection with new patent related licensing and enforcement programs commenced since the end of the prior year period.

Financial Condition

Total assets were $75,579,000 as of June 30, 2009 compared to $73,074,000 as of December 31, 2008.  Cash and cash equivalents and investments totaled $59,246,000 as of June 30, 2009 compared to $51,518,000 as of December 31, 2008.  During the six months ended June 30, 2009, patent related acquisition costs totaled $412,000, as compared to $1,659,000 during the comparable 2008 period.

Refer to the section below entitled “Summary Financial Information” for summary consolidated balance sheet, income statement and cash flow information as of and for the three and six months ended June 30, 2009.

Business Highlights and Recent Developments

Business highlights of the second quarter and recent developments include the following:

(Note:  Acacia Patent Acquisition LLC, Telematics Corporation, Diagnostic Systems Corporation, Coronary Stent Visualization Corporation, Hospital Systems Corporation, Light Valve Solutions LLC, Thermal Scalpel LLC, Screentone Systems Corporation, Financial Systems Innovation LLC, and Creative Internet Advertising Corporation are all wholly owned operating subsidiaries of Acacia Research Corporation):

•
Telematics Corporation entered into patent license agreements with the following companies resolving patent litigation that was pending in the United States District Court for the Northern District of Georgia:

•	Fleet Management Solutions, Inc.
•	SageQuest, LLC
•	Discrete Wireless, Inc.

The Telematics technology generally relates to systems and methods for displaying mobile vehicle information on a map.  This technology can be used in navigation and fleet management systems that combine wireless communication with GPS tracking and map displays.

•
Diagnostic Systems Corporation entered into a license agreement with Exstream, Inc., a Delaware investment holding company, and IBM Corporation covering a portfolio of patents that apply to rule-based monitoring. This patented technology can be used to monitor a variety of hardware and software systems such as network nodes, servers, databases and applications.

•
Coronary Stent Visualization Corporation entered into a license agreement with Siemens Medical Solutions USA, Inc. covering a portfolio of patents that apply to stabilizing medical images for interventional procedures such as cardiac catheters and stents, and for diagnostics procedures such as visualization of arterial lesions.

•	Hospital Systems Corporation entered into license agreements with the following companies resolving the parties’ dispute that was pending in the District Court for the Eastern District of Texas:

•	Sectra North America, Inc.
•	AMICAS, Inc.
•	FUJIFILM Corporation

This patented technology generally relates to progressive downloading used in medical systems called "PACS". PACS enable multiple, remote users to simultaneously access image data from remote display terminals over common phone and data networks, such as the Internet. PACS are commonly used by hospitals to acquire, store, archive and transmit patient image data for remote access by their physicians, at their homes, offices or within the hospital at the point of care.

•
Light Valve Solutions LLC entered into a settlement and license agreements with Dukane Corporation and Eiki International, Inc. covering a patent portfolio that relates to light valve systems.  This agreement resolves patent litigation that was pending in the United States District Court for the Northern District of Georgia.

•
Software Tree LLC, a majority-owned operating subsidiary, entered into a patent license agreement with Kyrsagih Bros. Limited Liability Company. The Software Tree technology generally relates to systems and methods for exchanging data and commands between an object oriented system and a relational system.  This technology can be used in several products and services, including application servers and stand-alone object-relational mapping applications.

•
Thermal Scalpel LLC entered into a license agreement with Medtronic, Inc. covering patents relating to surgical devices.  The agreement resolves litigation that was pending in the United States District Court for the Eastern District of Texas. This patented technology relates to surgical instruments, such as scalpels, that are heated to reduce bleeding when tissue is cut. These devices can be used in orthopedics, endoscopy, arthroscopy, trauma, wound care, cosmetic, and numerous other surgical procedures.

•	Screentone Systems Corporation resolved litigation with Adobe Systems Incorporated regarding a patent portfolio directed to methods for digital halftone screening.

Screentone Systems Corporation also entered into a settlement and license agreement with Ricoh Company, Ltd. covering a patent portfolio directed to methods for digital halftone screening. This patented technology generally relates to methods for improving print image quality through the use of advanced signal processing techniques for transforming continuous toned images into high quality half toned images.  This technology can be used in printing products such as high end laser printers and image setters.

•
Financial Systems Innovation LLC entered into a settlement agreement covering a patent that applies to credit card fraud protection technology with Cost Plus, Inc.  This resolves a dispute that was pending before the United States District Court for the Northern District of Georgia concerning Cost Plus, Inc.  The expired patent asserted in this litigation generally relates to a computerized system for protecting retailers and consumers engaged in credit card, check card, and debit transactions.  The system includes an electronic card reader, and the generation and use of a transaction number, which specifically indentifies each transaction processed within the system.

•
Creative Internet Advertising Corporation received a jury verdict of infringement and an award of damages in its patent infringement trial with Yahoo! Inc. pending in the District Court for the Eastern District of Texas, Tyler Division.  The federal court jury returned a unanimous verdict that Yahoo! Inc.’s messenger program with IMVironments infringes United States Patent Number 6,205,432 (the “432 patent”), both literally and under the Doctrine of Equivalents and awarded damages in the amount of $6,625,584.  This damage amount was based on Yahoo’s revenue related to the invention through November 2008.  The jury in Civil Action Number 6:07cv354 also returned a unanimous verdict that Yahoo! Inc.’s infringement of the ‘432 patent was willful.  Creative Internet Advertising Corporation has asked the Court to enter a judgment in the amount of the verdict and for enhancement of damages, pre-judgment interest and attorney fees.  Yahoo has asked the Court to limit the damages on the basis of laches.  A hearing on these and other post trial motions filed by both parties is currently set for August 3, 2009 before Magistrate Judge John D. Love.  In addition, the parties were ordered to brief the Court on the issues related to an ongoing royalty rate after the verdict and any supplemental damages based on Yahoo’s use of the invention between November 2008 and the date of the verdict.  An evidentiary hearing on the issue of ongoing royalty is currently scheduled for September 30, 2009.

•
Acacia Patent Acquisition LLC continued its patent and patent rights acquisition activities, acquiring a total of eight new patent portfolios in the second quarter of 2009, including the following seven portfolios described below:

•
In April 2009, acquired a patent for improved screen mask technology for commercial halftone printing. This patented technology can eliminate various print artifacts while improving resolution, color and ink consumption from commercial presses. Printers can benefit from these improvements, particularly those who specialize in high volume press work.

•
In May 2009, acquired rights to a patent for electronic securities trading technology. This patented technology generally relates to tools for automated electronic securities trading and may be used in online trading.

•
In June 2009, acquired the rights to patents for user programmable engine control technology. This patented technology generally relates to the user interface for the engine control module (ECM) and offers control and calibration of the ECM including input and output parameters controlling engine performance.

•
In June 2009, acquired the rights to patented technology for wireless LAN. This patented technology generally relates to wireless local area networking (WLAN) and includes communications architectures for use in spread spectrum systems. This technology can be used in equipment such as laptops, wireless routers, access points, handsets and other consumer electronics devices with WLAN capability.

•
In June 2009, acquired the rights to a patent for network monitoring technology. This patented technology generally relates to monitoring and reporting on management and financial characteristics of networks and can be used to help organizations make resource decisions.

•
In June 2009, acquired the rights to patents for medical image manipulation technology. This patented technology generally relates to the manipulation of medical images and can be used in the surgical process.

•
In June 2009, acquired the rights to patents for consumer rewards program technology. This patented technology generally relates to consumer rewards programs such as loyalty programs offered by airlines, hotels and credit card companies and may be used to provide a single source for consumers to access and utilize applicable benefits under different loyalty programs.

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A conference call is scheduled for today.  The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 674-0222 for domestic callers and (201) 604-0498 for international callers.  A replay of the audio presentation will be available for 30 days at (888) 346-3949 for domestic callers and (404) 260-5385 for international callers, both of whom will need to enter the PIN code 6591675# when prompted, dial 4 to listen to replays and enter the Confirmation code 200906081101130#.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries develop, acquire, and license patented technologies.  Acacia Research’s subsidiaries control over 100 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
	June 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$56,123	$48,279
Accounts receivable	2,532	7,436
Deferred royalties and contingent legal fees	1,604	-
Prepaid expenses and other current assets	590	1,255

Total current assets	60,849	56,970

Property and equipment, net of accumulated depreciation	181	221
Patents, net of accumulated amortization	10,706	12,419
Investments - noncurrent	3,123	3,239
Other assets	720	225

	$75,579	$73,074

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,533	$3,240
Royalties and contingent legal fees payable	8,482	10,770
Deferred revenues	3,210	318

Total current liabilities	16,225	14,328

Deferred revenues, net of current portion	434	-
Other liabilities	214	199

Total liabilities	16,873	14,527

Total stockholders' equity	58,706	58,547

	$75,579	$73,074

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

License fee revenues	$15,031	$7,116	$27,681	$16,164

Operating costs and expenses(1):
Cost of revenues:
Inventor royalties	2,352	2,177	5,880	4,267
Contingent legal fees	3,257	1,928	6,420	4,569
Legal expenses - patents	2,084	1,014	3,344	2,001
Research, consulting and other expenses	618	495	1,066	1,111
Amortization of patents	1,060	1,244	2,125	2,579
Marketing, general and administrative expenses (including non-cash stock compensation expense of $2,181 and $4,101 for the three and six months ended June 30, 2009 and $1,938 and $3,767 for the three and six months ended June 30, 2008)	6,195	5,511	11,987	11,550

Total operating costs and expenses	15,566	12,369	30,822	26,077

Operating loss	(535)	(5,253)	(3,141)	(9,913)

Total other income	47	238	334	430

Loss before income taxes	(488)	(5,015)	(2,807)	(9,483)

Provision for income taxes	(39)	(26)	(77)	(47)

Net loss including noncontrolling interest in operating subsidiary	(527)	(5,041)	(2,884)	(9,530)

Net income attributable to noncontrolling interest in operating subsidiary	(2,121)	-	(2,121)	-

Net loss attributable to Acacia Research Corporation	$(2,648)	$(5,041)	$(5,005)	$(9,530)

Net loss per common share attributable to Acacia Research Corporation:
Basic and diluted loss per share	$(0.09)	$(0.17)	$(0.17)	$(0.33)

Weighted average shares, basic and diluted	29,741,168	29,321,176	29,690,595	29,269,713

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Six Months Ended
	June 30, 2009	June 30, 2008
Net cash provided by (used in):
Operating activities	$9,187	$(3,880)
Investing activities	(285)	4,330
Financing activities	(1,058)	142

Increase in cash and cash equivalents	7,844	592

Cash and cash equivalents, beginning	48,279	40,467

Cash and cash equivalents, ending	$56,123	$41,059

Note:
(1) -	Certain operating costs and expenses previously reported for the three and six months ended June 30, 2008 have been reclassified to conform with the current period presentation.